October 12, 2018 Securities and Exchange Commission 100 F Street, N.E. Washington, D.C. 20549-7561 Dear Sirs/Madams: We have read Item 4.01 of WGL Holdings, Inc. and Washington Gas Light Company’s combined Form 8-K dated October 9, 2018, and have the following comments: 1.We agree with the statements made in the first four paragraphs. 2.We have no basis on which to agree or disagree with the statements made in the last two paragraphs. Yours truly,